NEWSRELEASE
“At the Heart of What Drives Your World.”

For release on or after: October 11, 2005

For additional information, please contact:
Dave Barta
Chief Financial Officer
608-364-8808, ext. 106

Dean A. Foate Joins REGAL-BELOIT CORPORATION’s
Board of Directors

October 11, 2005 (Beloit, WI): REGAL-BELOIT CORPORATION (NYSE: RBC) announced today that Mr. Dean Foate has joined the Company’s Board of Directors as a Class A Director.

Mr. Foate, 47, is the President and Chief Executive Officer of Plexus Corporation (NASDAQ: PLXS). Plexus is a $1.0 billion global electronics manufacturing services company providing product development, test, manufacturing, global fulfillment and after-market solutions to a wide range of industries.

Mr. Foate joined Plexus in 1984 and has served in various leadership roles. Prior to becoming President and CEO in 2002, Mr. Foate served as Chief Operating Officer of Plexus from 2001 to 2002. Mr. Foate has an undergraduate degree in electrical engineering from the University of Wisconsin-Madison and a masters degree in engineering management from the Milwaukee School of Engineering. Mr. Foate is also a member of the Advisory Board to the University of Wisconsin-Madison College of Engineering and serves as a member of the Board of Regents at the Milwaukee School of Engineering.

“We are extremely excited about Mr. Foate’s addition to our Board. He brings a significant level of accomplishment as a business leader of a growing public corporation as well as technical expertise in areas that continue to gain importance in our products,” stated James L. Packard, REGAL-BELOIT CORPORATION’s Executive Chairman. “We look forward to Mr. Foate’s perspective and guidance as we continue to execute our strategies to increase shareholder returns.”

About REGAL-BELOIT CORPORATION:
REGAL-BELOIT CORPORATION (NYSE:RBC) is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world. REGAL-BELOIT is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States and Canada, and in Mexico, Europe and Asia. For more information, visit the company’s website at www.regal-beloit.com .